FORM 10Q                                                           JUNE 30, 1997
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                                 Exhibit No. 11

                                  IMATRON INC
                    Computation of Net Loss per Common Share
                  (Amounts in thousands, except per share data)
                                   (Unaudited)


                                      (Restated)
                                 Three Months Ended          Six Months Ended
                                      June 30,                  June 30,
                                 -----------------------   -------------------
                                   1997         1996        1997       1996
                                 --------     --------    --------   --------

Weighted average common shares
outstanding                        78,370      73,980      78,239      71,546
                                 --------    --------    --------    --------
      TOTAL                        78,370      73,980      78,239      71,546
                                 ========    ========    ========    ========
Net loss                         $ (1,463)   $ (5,232)   $ (2,733)   $(7,423)
                                 ========    ========    ========    ========
Net loss per common share        $  (0.02)   $  (0.07)   $  (0.03)   $ (0.10)
                                 ========    ========    ========    ========

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